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                                                                EXHIBIT (a)(8)




MERCK KGaA, DARMSTADT, GERMANY TO MAKE TENDER OFFER FOR ALL OUTSTANDING SHARES OF VWR SCIENTIFIC PRODUCTS CORPORATION.

     Merck KGaA, Darmstadt, Germany announced that its indirect subsidiary EM Laboratories, Inc., Hawthorne, New York, has entered into an Agreement and Plan of Merger, dated as of June 8, 1999, by which a Merck KGaA subsidiary set up specifically for this transaction will make a tender offer to acquire all of the Common Stock of VWR Scientific Products Corporation, West Chester, PA, USA
(VWRX) not currently held by EM Laboratories and its affiliates for US $37.00 per share. The tender offer will be made for approx. 15,000,000 shares and all outstanding options.

     The offer will be followed by a merger in which any remaining stock of VWR will be exchanged for cash at the same price per share paid in the tender offer.

     The tender offer is conditioned on the receipt of a majority of the VWR Common Stock not held by EM Laboratories and its affiliates, as well as approval of the antitrust authorities and other customary conditions. The Merck Group already holds a 49.9% equity position in the company.

     The planned acquisition of all remaining shares of VWR will consolidate Merck's laboratory distribution business in the North American market place.

     With sales in excess of US $1.3 billion, VWR is one of the leading suppliers of laboratory equipment, chemicals, production supplies, science education materials and general supplies to the scientific market place.

     VWR operates an extensive distribution network consisting of five highly automated regional distribution centers and over 50 service centers and just-in-time facilities. VWR currently offers over 350,000 products from more than 1,800 vendors and is a pioneer in integrated business services and electronic commerce solutions.

     With the acquisition of VWR, together with the recently established Merck Eurolab N.V., the holding and management company for Merck KGaA's European laboratory distribution activities, the Merck Group will further improve its ability to offer its customers enhanced services in the laboratory supply business.

     Merck KGaA is a worldwide operating group of companies with activities in pharmaceuticals, specialty chemicals and the production and distribution of laboratory products. In 1998 annual revenues exceeded DM 8 billion.


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                         Merck plant Ubernahme von VWR

                            Angebot an US-Aktionare

Darmstadt/New York, 9. Juni 1999 -- Die Merck-Gruppe hat durch ihre US-Tochter EM Laboratories, Inc. am Dienstag abend in New York (8.6) eine Vereinbarung abgeschlossen, nach der eine speziell zu diesem Zweck gegrundete Merck Gesellschaft ein offentliches Angebot zur Ubernahme aller ausstehenden Aktien der VWR Scientific Products Corporation, West Chester, PA, USA (VWRX) zum Preis von USD 37,00 pro Aktie abgeben wird. Merck wird ca. 15 Millionen Aktien sowie alle ausstehenden Optionen uebernehmen.

Diesem Angebot wird eine Fusion mit der neuen Gesellschaft folgen, in der alle dann ausstehenden Aktien zum gleichen Preis umgetauscht werden.

Das offentliche Angebot ist abhangig vom Erhalt der Mehrheit der ausstehenden Aktien, die nicht bereits im Besitz von EM Laboratories, Inc. oder einer anderen Merck Gesellschaft sind.

Wie die Merck-Pressestelle mitteilt, bedarf das Angebot der Zustimmung der Kartellbehorden.

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Durch die geplante Ubernahme der ausstehenden Aktien von VWR SP, an der die
Merck-Gruppe bereits 49,9 Prozent der Anteile halt, wird das
Labordistributionsgeschaft von Merck auf dem amerikanischen Markt arrondiert. Mit VWR Scientific Products Corporation und der Anfang des Jahres gegrundeten Merck Eurolab N.V. kann die Merck-Gruppe ihren Kunden Produkte und Dienstleistungen fur die Laborvollversorgung noch besser anbieten.

Mit einem Umsatz von mehr als USD 1,3 Mrd. im vergangenen Jahr ist VWR Scientific Products Corporation einer der fuhrenden Anbieter von Laborgeraten, Laborchemikalien, Verbrauchsmaterialien fuer Reinstraume, Lehrmittel fur den Chemie-, Biologie- und Physikunterricht sowie von Dienstleistungen fur alle Bereiche von Forschung, Lehre und Industrie.

Mit einem grossflachigen Netzwerk, bestehend aus funf vollautomatisierten regionalen Distributionszentren, komplettiert durch uber 50 lokale Servicezentren, bietet VWR SP uber 350.000 Produkte von mehr als 1.800 Lieferanten an.

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VWR SP ist der Pionier fur integrierte Geschaftsprozesse im Laborbereich und ist fuhrend in der Implementierung von Electronic-Commerce Losungen.

Merck KGaA ist ein weltweit operierendes Unternehmen mit den Bereichen Pharma, Labor und Spezialchemie und erzielte 1998 einen Jahresumsatz von mehr als 8 Mrd. DM, davon entfallen auf den Laborbereich 1,9 Mrd DM.